Exhibit 4.4

THIRD AMENDMENT TO RIGHTS AGREEMENT

This THIRD AMENDMENT, dated as of December 3, 2010 (this “Amendment”), to the Rights Agreement, dated as of March 26, 2009, as amended by the First Amendment, dated as of February 25, 2010, and the Second Amendment, dated as of April 28, 2010 (as amended, the “Rights Agreement”), between Mirant Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, on April 11, 2010, RRI Energy, Inc., a Delaware corporation (“RRI”), RRI Energy Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of RRI (“Merger Sub”) and the Company entered into an Agreement and Plan of Merger, as amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation and whereby each share of issued and outstanding common stock, par value $0.01 per share, of the Company will be converted into 2.835 shares of common stock, par value $0.001 per share, of RRI (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that it is necessary and advisable and in the best interest of the Company and its stockholders, and the Company therefore desires, to amend the Rights Agreement so that the Rights expire no later than the date on which the Merger is consummated; and

WHEREAS, (a) pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights for so long as the Rights are then redeemable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent, (b) pursuant to Section 23 of the Rights Agreement, the Rights are redeemable, by action of the Board of Directors, at any time prior to such time as any Person first becomes an Acquiring Person, (c) no Person has become an Acquiring Person and therefore the Rights are redeemable, (d) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement and (e) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments to Rights Agreement.

a)	The following definition of the term “Merger Agreement” is hereby inserted as new Section 1(n) and the existing Sections 1(n) through 1(cc) are hereby re-lettered Sections 1(o) through 1(dd):

“(n) “Merger Agreement” shall mean the Agreement and Plan of Merger (as it may be amended from time to time), dated as of April 11, 2010, by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and the Company.”

b)	Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9 hereof, by certified check, cashier’s check or money order payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on February 25, 2020 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board determines that this Agreement is no longer necessary for the preservation of tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no tax benefits may be carried forward and no built-in losses may be recognized, (vi) February 25, 2011 if Stockholder Approval has not been obtained prior to such date, (vii) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur or (viii) a determination by the Board, prior to the time any Person becomes an Acquiring Person, that the Rights Agreement and the Rights are no longer in the best interests of the Company and its stockholders (the earliest of the dates set forth in clauses (iv), (v), (vi), (vii) and (viii), the “Early Expiration Date”).”

c)	A new Section 35 is added to read in its entirety as follows:

“Section 35. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (i) this Agreement shall be terminated and be without further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement.”

d)	A new Section 36 is added to read in its entirety as follows:

“Section 36. Notice of the Effective Time. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Effective Time and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”

2.	Confirmation of the Rights Agreement. Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall form a part of the Rights Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

3.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

4.	Effectiveness. This Amendment shall be deemed effective as of the date first written above and shall be deemed to be in full force and effect prior to the execution of the Merger Agreement. To the extent that the terms and provisions of the Rights Agreement do not conflict with the terms and provisions of this Amendment, then such terms and provisions shall remain in full force and legal effect. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only. If for any reason the Merger Agreement is terminated, then the Company shall promptly notify the Rights Agent of such termination.

5.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.	Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

MIRANT CORPORATION

By:	/s/ Edward R. Muller
Name: Edward R. Muller
Title: Chairman of the Board, President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Lee Kowalsky
Name: Lee Kowalsky
Title: Senior Relationship Manager